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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form CB/A

(Amendment No. 13)

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	[ ]
Securities Act Rule 802 (Exchange Offer)	[ X]
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	[ ]
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	[ ]
Exchange Act Rule 14e-2(d) (Subject Company Response)	[ ]

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8) [ ]

CHORUS Clean Energy AG

(Name of Subject Company)

Not applicable

(Translation of Subject Company’s Name into English (if applicable))

Germany

(Jurisdiction of Subject Company’s Incorporation or Organization)

Capital Stage AG

(Name of Person(s) Furnishing Form)

No-par value bearer shares (nennbetragslose Inhaberaktien)

(Title of Class of Subject Securities)

Not applicable

(CUSIP Number of Class of Securities (if applicable))

Till Giessmann
Grosse Elbstrasse 59

22767 Hamburg, Germany
+4940378562242, IR@capitalstage.com

(Name, Address (including zip code) and Telephone Number (including area code) of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

July 28, 2016

(Date Tender Offer/Rights Offering Commenced)

PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

(a)	Exhibit 99.1	English translation of notice pursuant to the German Securities Acquisitions and Takeover Act
	Exhibit 99.2	English translation of management letter
	Exhibit 99.3	Notice published in USA Today

(b) Not applicable.

Item 2. Informational Legends

A legend compliant with Rule 802(b) under the Securities Act of 1933, as amended, is included in the documents filed as Exhibits 99.1, 99.2 and 99.3.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

(1)     Not applicable.

(2)     Not applicable.

(3)     Not applicable.

PART III - CONSENT TO SERVICE OF PROCESS

(1)	A written irrevocable consent and power of attorney on Form F-X was filed with the Commission on July 29, 2016.

(2)	Not applicable.

PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Klaus-Dieter Maubach, Marco Beckers

(Signature)

Klaus-Dieter Maubach (CEO), Marco Beckers (Authorized Officer)

(Name and Title)

September 22, 2016

(Date)